February 6, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attention: Filing Desk

Re:	National City Credit Card Master Note Trust National City Credit Card Master Trust National City Bank Registration Statement on Form S-3
Ladies and Gentlemen:
     On behalf of National City Bank, transmitted herewith through the EDGAR system for filing pursuant to the Securities Act of 1933, as amended, is a Registration Statement on Form S-3.
     The registration fee of $107.00 with respect to the above-mentioned Registration Statement on Form S-3 has been transmitted to the Mellon Bank lockbox depository via wire transfer.
     Should you have any questions or require anything further in connection with this filing, please do not hesitate to contact me at (202) 339-8499.
     Thank you for your attention to this matter.
Sincerely yours,
/s/ MICHAEL H. FREEDMAN
Michael H. Freedman
Enclosure